GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of December 10, 2004, by and between Guardian Technologies International, Inc .., a Delaware corporation (the “Company ” ), and Steven Lancaster (the “Employee”).

WITNESSETH :

WHEREAS, the Company wishes to employ the Employee and the Employee wishes to accept such employment on the terms and conditions set forth hereinbelow; and

WHEREAS, effective May 19 , 2003, Employee entered into an Employment Agreement with a subsidiary of the Company (the “Prior Agreement”) ; and

WHEREAS, this Agreement hereby amends and supersedes such Prior Agreement which Prior Agreement, upon execution hereof, shall be deemed terminated and shall have no further force and effect.

NOW , THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

1.1.1

Affiliate .  The term “Affiliate ” of the Company, or a person “affiliated” with the Company, shall mean any person or entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, the person or entity specified.

1.1.2

Base Salary.   The term “Base Salary” shall have the meaning set forth in Section 3.1 hereof.

1.1.3

Cause.  Termination of the Employee’s employment for “Cause” shall mean termination because the Company determines in its sole discretion that the Employee has:  (a) engaged in conduct which, when proven, would constitute a crime involving breach of professional ethics or moral turpitude or a felony of any type; or (b) engaged in conduct which injures the business or reputation of the Company, or which compromises the Employee's ability to perform the Employee’s job duties; (c) failed to perform duties assigned in accordance with this Agreement or to follow reasonable policies of the Company; (d) engaged in negligence, incompetence or willful misconduct in the performance of the Employee’s duties; or (e) breached this Agreement; provided that in the case of subparagraphs (b), (c) or (e), the Company shall have given written notice to Employee setting forth in reasonable detail the conduct, failure or breach and giving the Employee thirty (30) days in which to correct any such conduct, failure or breach.

1.1.4

Change in Control.

The term "Change in Control" shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Stock shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Company controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 1.1.4(c) hereinbelow; or

(b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors (or equivalent) of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.1.5

Date of Termination.   The term “Date of Termination” shall mean: (i) if the Employee’s employment is terminated by reason of Employee’s death, the date of Employee’s death; (ii) if the Employee’s employment is terminated for Cause or Disability, the date specified in the Notice of

Termination ; and (iii) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice of Termination.

1.1.6

Disability.  Termination by the Company of the Employee’s employment based on “Disability” shall mean termination because the Employee is, in the reasonable opinion of the Company as confirmed by reasonable medical advice, unable to perform the essential functions of the Employee’s position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for 90 consecutive days or for 120 days in the aggregate during any 12-month period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.  This provision is in effect provided the Company makes available to the Employee Short and Long-Term Disability Insurance (regardless of whether the insurance coverage is paid by the employee or the Company).  In the event that such insurance is not made available to the Employee, termination shall be treated consistent with the provisions of Section 5.4 and shall be deemed to be by reason other than Employee’s Disability as defined hereinabove ..

1.1.7

Notice of Termination.  A “Notice of Termination” shall mean a written, dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than 15 days nor more than 90 days after such Notice of Termination is given, except in the case of the Company’s termination of Employee’s employment for Cause or Disability, for which the Date of Termination may be the date of the notice; and (iv) is given in the manner specified in Section 9. 3 ; provided that no Notice of Termination shall be required in the event this Agreement is terminated by reason of Employee’s death.

1.1.8

Subsidiary.   The term “Subsidiary” shall mean any subsidiary of the Company.

2. EMPLOYMENT

2.1. Agreement and Term.  The Company hereby employs the Employee, and the Employee hereby accepts such employment and agrees to render services to the Company in accordance with the terms and conditions set forth in this Agreement.  The term of this Agreement shall commence effective May 19, 2003, and shall remain in full force and effect for a period three (3) years thereafter unless terminated prior thereto by either the Company or the Employee as provided herein, and thereafter shall automatically renew for successive one-year terms unless terminated prior thereto by either the Company or the Employee as provided herein.  If either the Company or the Employee does not wish to renew this Agreement when it expires at the end of the initial or any renewal term as provided herein or if either the Company or the Employee wish to renew this Agreement on terms different from those contained herein, the Company or the Employee shall give written notice in accordance with Section 9. 3 of such intent to the other party at least 30 days prior to the expiration of the initial term or any renewal term.  In the absence of such notice, this Agreement shall be automatically renewed on the same terms and conditions contained herein for a term of one year from the date of expiration of the initial term or renewal term.  The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as provided herein.  Reference herein to the term of this Agreement shall refer both to the initial term or any renewal term, as the context requires.

2.2.

Duties.  During the term of this Agreement, the Employee shall devote the Employee’s full time, attention and energies and to use the Employee’s best efforts to further the interests of the Company and to perform such services for the Company as is consistent with the Employee’s position,

Article III of the Company’s By-Laws and as directed, from time to time, by the Company, including, but not limited to, by the Board of Directors of the Company.  The Employee’s initial titles shall be Vice President, Business Development. During the term of this Agreement , the Employee shall use such titles as assigned to him and approved by the Board of Directors of the Company. During the term hereof, the Employee shall not be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, except for (i) volunteer services for or on behalf of such religious, educational, non-profit and/or other eleemosynary organization as Employee may wish to serve as approved by the Company, (ii) service as a director of for-profit business activities as approved by the Company, and (iii) such other activities as may be specifically approved by the Company.  This restriction shall not, however, preclude the Employee, unless otherwise in violations of any applicable law or regulation, from (x) owning less than 2% of the total outstanding shares of a publicly traded company, (y) investing in real estate as a limited or otherwise passive partner or (z) employment in any capacity with any Affiliate of the Company.

3. COMPENSATION AND BENEFITS

For all services rendered hereunder by the Employee to the Company , the Company shall pay or provide to Employee the following compensation and/ or employee benefits:

3.1. Base Salary .  The Company shall compensate and pay Employee a base annual salary of $ 1 25,000 (“Base Salary”) payable in equal biweekly installments, or in such other manner or on such days as the Company may prescribe for the payment of salaries to employees of the Company. The Company agrees to review Employee's salary annually while this Agreement is in effect.

3.2 Bonuses.   In addition to Base Salary, Employee shall be entitled to receive payments under the Company's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Company to be appropriate for similarly situated employees of the Company.

3.3 Stock Options.  Employee shall be entitled to participate in any Company stock option plan or other similar plan then in effect and to receive periodic grants of stock options or other awards thereunder as may be authorized and approved by the Board of Directors of the Company (or any compensation or similar committee thereof).  All such stock options or other awards granted or issued to Employee shall automatically and immediately vest upon a Change in Control of the Company (or the surviving Company of a Business Combination that complies with Section 1.1.4(c), above ) ..

3.4 Withholding.  All payments required to be made by the Company hereunder to the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.5 Benefits.

3.5.1 Vacation.  The Employee shall be entitled to a minimum of twenty (20) paid vacation days.

3.5.2 Other Benefits.  The Employee shall be entitled to participate in employee benefit policies or plans, including, without limitation, any family health insurance, life insurance and disability insurance programs , adopted by the Company on the same basis as other employees at the Employee’s level as such policies or plans may be amended, changed, altered or terminated from time to time by the Company in its sole discretion.

3.5.3 Personnel Policies.  Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies which apply generally to employees at the same level as the Employee, and any code or codes of ethics adopted by the Company or its Affiliates from time to time, as the same may be interpreted, adopted, revised or deleted from time to time by the Company in its sole discretion, during the term of this Agreement.

4. EXPENSES

4.1. Expenses.  The Company shall reimburse Employee or otherwise provide for or pay for all reasonable expenses incurred by Employee in furtherance of, or in connection with, the business of the Company, including, but not limited to, traveling expenses, communication expenses and all reasonable entertainment expenses (whether incurred at the Employee’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the policies of the Company and/or the Board of Directors from time to time.

5. TERMINATION

5.1. Termination Due to Death.  This Agreement shall automatically terminate upon the death of Employee.  If the Employee’s employment is terminated by reason of the Employee’s death, the Company shall have no further obligation to pay compensation to the Employee effective as of the date of such death.  The entitlement of any beneficiary of the Employee to benefits under any benefit plan referred to in Section 3. 5.2

   upon such termination shall be determined in accordance with the provisions of such plan.

5. 2. Termination Due to Disability .  This Agreement may be terminated by the Company   upon the Disability of the Employee. If the Employee is terminated due to Disability, the Company shall have no further obligation to pay compensation to the Employee effective as of the Date of Termination, consistent with the provisions of Section 1.1.5 .  The entitlement of the Employee to benefits under any benefit plan referred to in Section 3. 5. 2 upon such termination shall be determined in accordance with the provisions of such plan.

5. 3. Termination for Cause.  This Agreement may be terminated by the Company for Cause.  Upon the termination of the Employee for Cause, the Company shall have no further obligation to pay any amounts to the Employee. The entitlement of the Employee to benefits under any benefit plan referred to in Section 3. 5.   2 upon such termination shall be determined in accordance with the provisions of such plan.

5.4. Termination by the Company Other Than for Death, Disability or Cause.   This Agreement may be terminated by the Company for any reason and at any time; provided that if this Agreement is terminated by the Company for reasons other than death, Disability or Cause and other than as provided by Section 5.7 , then the Company shall pay to the Employee, in equal monthly installments (or as a lump sum based upon the present value of the future payments using the Company’s incremental borrowing rate), the Base Salary for one (1) year following such termination.  Thereafter, the Company’s obligation to pay compensation of any kind pursuant to this Agreement shall expire.  During such one (1) year period, as the case may be, the Company shall not be obligated to pay any additional amounts to the Employee pursuant to this Agreement.  The entitlement of the Employee to benefits under a plan referred to in Section 3.5.2 upon such termination shall be determined in accordance with the provisions of such plan.  If this Agreement is terminated by the Company for reasons other than death, Disability or Cause and other than as provided by Section 5.7 , then all of the stock options, rights or awards issued or granted to Employee pursuant to any incentive or stock option plan of the Company shall automatically and immediately vest and become exercisable in full.

5.5. Termination by Employee.   The Employee may terminate this Agreement at any time by giving 30 days' Notice of Termination to the Company.  At the option of the Company, up to 30 days’ Base Salary may be paid to the Employee in lieu of requiring the Employee to work any or all of the 30 days following the Employee’s Notice of Termination (“Notice Pay”); provided, however, that in the event the Employee fails to give at least 30 days’ advance Notice of Termination of this Agreement, the Employee’s resignation shall be deemed effective, at the option of the Company, on any day designated by the Company between the day notice is given and the date given by the Employee as the Employee’s last day of employment, and the Employee shall not be entitled to any Notice Pay.  In the event the Employee terminates this Agreement pursuant to this Section 5.5 , the Employee shall not be entitled to severance pay of any kind, and the entitlement of the Employee to benefits under any benefit plan referred to in Section 3.5.2 upon such termination shall be determined in accordance with the provisions of such plan.

5.6. Notice of Termination.  Any purported termination of the Employee’s employment by the Company for any reason other than the Employee’s death, including, but not limited to, for Disability or Cause, or by the Employee for any reason, shall be communicated by a written Notice of Termination to the other party hereto.

5.7. Termination by Mutual Consent.  Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the term of this Agreement the parties by mutual consent agree to terminate this Agreement, they shall do so by separate written agreement setting forth the terms and conditions of such termination.

5. 8. Cooperation with Company After Termination of Employment.   Following termination of the Employee’s employment for any reason, the Employee shall reasonably cooperate with the Company in all reasonable matters relating to the winding up of the Employee’s pending work on behalf of the Company, including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.  The Company agrees to reimburse the Employee for any reasonable out-of-pocket expenses the Employee incurs in providing such cooperation at the request of the Company, subject to reasonable documentation and to pay the Employee a pro rata portion of the Base Salary for such time.

5.9. Mitigation.  The Employee shall not be required to mitigate the amount of any compensation or benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such compensation or benefits be reduced by any compensation earned by the Employee as a result of employment by another employer.

5.10. Withholding.  All compensation required to be paid or provided by the Company to the Employee under this Section 5 shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.

  PROPRIETARY INFORMATION, INVENTION ASSIGNMENT & NON-COMPETITION AGREEMENT

6.1.

Contemporaneously with the execution hereof, the parties hereto have entered into a Proprietary Information, Invention Assignment & Non-Competition Agreement which agreement is attached hereto as Exhibit A.  The provisions of the Proprietary Information, Invention Assignment &

Non-Competition Agreement are intended by the parties to survive and do survive termination or expiration of this Agreement.

7. EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

7.1. No Conflict of Interest.  The Employee represents and warrants to the Company that the Employee is not, to the best of the Employee’s knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with the Employee’s loyalty to or duties for the Company.

7.2. Notification of Materials or Documents from Other Persons or Entities.  The Employee further represents and warrants to the Company that the Employee has not brought and will not bring to the Company or use in the performance of the Employee’s responsibilities at the Company any information, materials or documents of another person or entity that are not generally available to the public, unless the Employee has obtained express written authorization from the other person or entity for their possession and use.

7.3. Pre-Employment Obligations.  The Employee understands that, as part of the Employee’s employment with the Company, the Employee is not to breach any obligation of confidentiality, proprietary rights or non-competition that the Employee has to any other person or entity, and the Employee agrees to honor all such obligations to such any other person or entity during the Employee’s employment with the Company or otherwise in dealing with the Company.  The Employee warrants that the Employee is subject to no employment agreement or restrictive covenant preventing full performance of the Employee’s duties under this Agreement.

7.4. Indemnification For Breach.  In addition to other remedies that either party might have for breach of this Agreement, each party agrees to indemnify and hold the other harmless from any breach of the provisions of this Section 7, including but not limited to the payment of reasonable attorney fees and costs .

8. ARBITRATION

8.1. Exclusive Remedy.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s employment with the Company or out of this Agreement, with the exception of Section 6, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the Employee’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Employee’s employment, including, but not limited to, any Claim arising out of this Agreement, Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment with the exception of any dispute arising out of or related to Section 6   , shall be resolved by arbitration in the County of Fairfax, Commonwealth of Virginia. Any arbitration initiated by the Employee shall be arbitrated  in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 8. Any arbitration initiated by the Company shall be arbitrated in accordance with the National Employment Arbitration Rules of the American Arbitration Association or the American Arbitration Association’s Commercial Arbitration Rules, at the Company’s sole discretion as modified by the provisions of this Section 8.  The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement.  By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.

8.2. Notice and Selection of Arbitrator.  Within 60 days after the occurrence of an event giving rise to a dispute subject to this provision, the aggrieved party shall provide the other party with a detailed written statement of all facts pertaining to the dispute and shall permit the other party 30 days within which to investigate and consider the facts and to resolve the matter informally.  Thereafter, an aggrieved party who wishes to proceed to arbitration shall have an additional 90 days within which to so notify the other party in writing.  This notice shall include a clear, concise statement of the facts, the issues to be resolved by the arbitrator and the desired remedy.  Within 10 days after delivery of a written notice requesting arbitration, the party giving the notice will file a Demand for Arbitration with the appropriate office of the American Arbitration Association or such other arbitration service as the parties may mutually agree. If the parties cannot agree on an arbitrator, they shall select an arbitrator from a list provided by the American Arbitration Association or such other arbitration service as the parties may mutually agree in accordance with its rules.

8.3. Witnesses and Documents.  Fourteen days prior to the arbitration hearing, the parties shall exchange a list of witnesses to be called and a list of the documents they intend to introduce into evidence at the hearing.  Upon request, the Company will supply to the Employee a copy of the Employee’s personnel file, including, but not limited to, any internal, non-privileged memoranda, which may be relevant to the dispute.  All such files and documents will be maintained in a confidential manner by the Employee, shall be used only for preparation of the arbitration case, and shall be returned to the Company at the close of the hearing.

8.4. Arbitration Procedure.  In the arbitration proceeding, each party shall be entitled to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs.  The opinion and award of the arbitrator shall be requested by the parties within 45 days of the submission of the post-hearing briefs, which shall be due 30 days from the close of the arbitration.

8.5. The Employee’s Remedies.  If the arbitrator finds that the Employee was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Employee with equitable and/or legal remedies, including, but not limited to, compensatory damages and back pay. “Back pay” shall include all forms of compensation payable to the Employee by the Company, the cost of all fringe benefits, and prejudgment interest at the rate of 5 % per annum on such claims.

8.6. Arbitrator’s Authority.  In reaching his decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement.  The arbitrator shall submit with the award a written opinion, which shall include findings of fact and conclusions of law.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

8.7. Effect of Arbitrator’s Decision: Arbitrator’s Fees.  The decision of the arbitrator shall be final and binding between the parties as to all claims, which were raised in connection with the dispute, to the full extent permitted by law.  The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration (the “Fees”) shall be borne equally by the parties.

8.8. Indemnification.  In the event that the Employee breaches this arbitration agreement and attempts to resolve in court claims covered by this agreement, the Company shall be entitled to recover from the Employee all of its legal costs and attorney’s fees incurred to defend such action in court and to enforce the provisions of the arbitration agreement or of this Agreement.

8.9. Continuing Nature of Agreement to Arbitrate.  The parties acknowledge and agree that their obligations under this arbitration agreement survive the termination of this Agreement and continue after the termination of the employment relationship between the Employee and the Company.

9. GENERAL PROVISIONS

9.1. Assignment.  The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.  The applicability of this Section 9.1 is subject to the provisions specified in Section 5 of this Agreement.

9.2. Entire Agreement.  This Agreement and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understanding or agreement, whether written or oral, between you and the Company and any Subsidiary thereof, including but not limited to, the Prior Employment Agreement.

9.3. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

Guardian Technologies International, Inc.

21351 Ridgetop Circle

Suite 1000

Dulles , Virginia   20166

To the Employee:

Steven Lancaster

8207 Riding Ridge Place

McLean, Virginia  22102

9.3. Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon (i) the Company unless made in writing and signed by the  President of the Company unless the Employee is the President in which case it shall be signed by the Vice President or (ii) the Employee unless made in writing and signed by the Employee.  No other documents will be deemed to amend, alter or supersede the provisions of this Agreement without the written consent by the Company and the Employee

9.4. Non-Waiver of Breach.  No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

9.5. Severability.   In the event that any provision or portion of this Agreement except Section 2.1 shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

9.6. Governing Law.  To the extent not preempted by Federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined accordance with the law of the Commonwealth of Virginia.

9.7.

Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including, but not limited to, any corporation or other entity with which the Company may merge or consolidate.

9. 8 .. Headings.  Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

9. 9 .. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date and year first written above.

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

By:           /s/ Michael W. Trudnak

Name: Michael W. Trudnak

Title: Chairman and Chief Executive Officer

EMPLOYEE

By:         /s/ Steven Lancaster

Name: Steven Lancaster

Exhibit A

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

EMPLOYEE PROPRIETARY INFORMATION, INVENTION ASSIGNMENT

& NON-COMPETITION AGREEMENT

IN CONSIDERATION of Guardian Technology International, Inc.’s (the “Company”) employment or continued employment of the undersigned, Steven Lancaster , residing at 8207 Riding Ridge Place , McLean , Virginia  2 2102  (“Employee”), and the compensation now or hereafter paid to Employee by the Company, and for other valuable consideration the receipt of which is hereby acknowledged, Employee agrees with the Company as follows (as used hereinafter, the term “Company” shall include Guardian Technologies International, Inc., a Delaware corporation, and any present or future subsidiary, parent company, successor, assigns or affiliate thereof):

1.

Ownership and Return of Documents .  Employee agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to the Company’s operations or businesses, some of which may be prepared by Employee, and all objects associated therewith in any way obtained by Employee shall be the Company’s property.  Employee shall not, except for the Company’s use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company’s facilities nor use any information concerning them except for the Company’s benefit, either during the Employee’s employment or thereafter.  Employee agrees that Employee will deliver all of the aforementioned documents and objects that may be in his possession to the Company on termination of Employee’s employment, or at any other time on the Company’s request, together with Employee’s written certification of compliance with the provision of this paragraph.

2.

Confidential Information .  In connection with employment at the Company, Employee will have access to confidential information consisting of some or all of the following categories of information.  Company and Employee consider their relation one of confidence with respect to such information:

(a)

Intellectual Property , including but not limited to trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (“Inventions”), and information regarding plans for research, development and new products;

(b)

Financial Information , including but not limited to information relating to the Company’s earnings, assets, debts, prices, pricing structure, volume of purchases or sales or other financial data whether related to the Company or generally, or to particular products, services, geographic areas, or time periods;

(c)

Supply and Service Information , including but not limited to information relating to goods and services, suppliers’ names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers;

(d)

Marketing Information , including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

(e)

Personal Information , including but not limited to information relating to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignation, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

(f)

Customer Information , including but not limited to information relating to past, existing or prospective customers’ names, addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Company, status of customers’ accounts or credit, or related information about actual or prospective customers as well as customer lists.

All of the foregoing are hereinafter referred to as “Trade Secrets.”  During and after the employment of Employee by the Company, regardless of the reasons that such employment ends, Employee agrees:

(a)

To hold all Trade Secrets in confidence and not disclose, discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly related to Employee’s employment by the Company;

(b)

To use the Trade Secrets only in furtherance of proper employment-related reasons of the Company to further the interests of the Company;

(c)

To take all reasonable actions that Company deems necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Company’s interest in the Trade Secrets;

(d)

That any of the Trade Secrets, whether prepared by Employee or which may come into Employee’s possession during Employee’s employment hereunder, are and will remain the property of the Company and its affiliates, and that all such Trade Secrets, including copies thereof, together with all other property belonging to the Company or its affiliates, or used in their respective businesses, shall be delivered to or left with the Company;

(d)

If the Employee is uncertain as to whether certain information is a Trade Secret, Employee acknowledges that Employee has a duty to seek a determination from the Company of the nature of such information before the Employee discloses or uses said information; and

(d)

Employee also agrees to immediately disclose to the Company, in writing, all unauthorized acquisitions, disclosures or uses of any Trade Secret, which may come to Employee’s attention during the course of Employee’s employment with the Company.

This Agreement does not apply to (i) information that by means other than Employee’s deliberate or inadvertent disclosure becomes generally known or readily ascertainable; or (ii) disclosure compelled by judicial or administrative proceedings after Employee diligently tries to avoid each disclosure and affords the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

Employee specifically waives any rights to customer names, customer lists, customer files or parts thereof as well as test results or information Employee might otherwise be entitled to by virtue of any applicable state or federal law or regulation.

After the Employee’s employment with the Company terminates, the Employee will not accept a position of employment with any competitor of the Company, where the nature of the position is such that the new employment will inevitably require the Employee to disclose or use any Trade Secrets in order to fulfill Employee’s obligations to the new employer.

3.

Assignment of

Inventions.

(a)

The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

(b)

Inventions, if any, patented or unpatented, which Employee made prior to the commencement of his employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, Employee has set forth on Exhibit 1 (Previous Inventions) attached hereto a complete list of all Inventions that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of his employment with the Company, that Employee would consider to be his property or the property of third parties and that Employee wished to have excluded from the scope of this Agreement (“Prior Inventions”).  If disclosure of any such Prior Inventions would cause Employee to violate any prior confidentiality agreement, Employee understands that he is not to list such Prior Inventions in Exhibit 1 but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason.  A space is provided on Exhibit 1 for such purpose.  If no such disclosure is attached, Employee represents that there are no Prior Inventions.  If, in the course of Employee’s employment with the Company, Employee incorporates a Prior Invention into a Company product process or machine, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Inventions.  Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

(c)

Subject to Section 3(e), Employee hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of his right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company.  Inventions assigned to the Company, or to third party as directed by the Company pursuant to this Section 3, are hereinafter referred to as “Company Inventions.”

(d)

During the period of Employee’s employment and for one (1) year after termination of his employment with the Company, Employee will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others.  In addition, Employee will promptly disclose to the Company all patent applications filed by Employee or on Employee’s behalf within one (1) year after termination of employment.

(e)

Employee also agrees to assign all his right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

(f)

Employee acknowledges that all original works of

authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101) ..

(g)

Employee will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company or any designee.  Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of his employment, but the Company shall compensate the Employee at a reasonable rate after the termination of Employee’s employment for time actually spent by him at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee.  Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

4.

Records .   Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Employee and all Inventions made by Employee during the period of his employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

5.

Prior and Subsequent Companies .  During the Employee’s employment with the Company, Employee will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality , and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.  Employee will use in the performance of his duties only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  Employee agrees to indemnify and hold harmless the Company, its officers, directors, and employees from and against any liabilities and expenses, including attorneys’ fees and amounts paid in settlement, incurred by any of them in connection with Employee’s breach of any of the aforesaid representations and warranties.

Unless otherwise prohibited by contract or law and prior to Employee’s employment with the Company, Employee agrees to disclose to the Company the existence and substance of any prior confidentiality agreement Employee may have entered into with a prior employer or other. Employee agrees to disclose the existence and substance of this Agreement to Employee’s subsequent employer prior to such subsequent employment. Upon termination of Employee’s employment with the Company for any reason (including total disability), Employee agrees to attend and participate in a Company Exit Interview which shall concern matters related to this Agreement and other matters.

6.

Non-Solicitation and Non-Pirating .  At all times following a termination or the natural expiration of this Agreement, the Employee hereby agrees that, without the express written consent of the Company, the Employee will not, directly or indirectly, for the Employee or on behalf of any other person, firm, entity or other enterprise:

(a)

call upon any client or customer of the Company or in any way solicit, divert or take away any client or customer of the Company who was a client or customer of the Company while the Employee was an employee of the Company; and

(b)

disturb, hire, entice away or in any other manner persuade any employee, client, or customer of the Company who was an employee, client, or customer of the Company during the period of the Employee’s employment with the Company, to alter, modify or terminate their relationship with the Company as an employee, client, or customer, as the case may be.

7.

Non-Competition .   Employee hereby agrees that, without the express written consent of the Company, Employee will not, directly or indirectly, for Employee or on behalf of any other person, firm, entity or other enterprise, during the period of Employee’s employment with the Company and for a period of one (1) calendar year following the date of termination (for whatever reason) of Employee’s employment with the Company, be employed as an officer,  director or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with, any person, enterprise, partnership, association, corporation, joint venture or other entity which is directly or indirectly in a business which in any way competes with the business of the Company in any state, place or other location in the United States or any territory of the United States in which the Company does business.  This provision shall not be construed to prohibit the Employee from owning up to 2% of the issued shares of any company whose common stock is listed for trading on any national securities exchange or on The Nasdaq National Market System or Small Cap Market.

8.

Remedies For Breach .  Employee acknowledges that the covenants contained in this Agreement are independent covenants and that any failure by the Company to perform its obligations under any other agreement it may now or hereafter have with Employee shall not be a defense to enforcement of the covenants contained herein, including but not limited to a temporary or permanent injunction.  Employee acknowledges that damages in the event of Employee’s breach of this Agreement will be difficult, if not impossible, to ascertain and it is therefore agreed that the Company, in addition to, and without limiting any other remedy or rights it may have, shall have the right to an injunction enjoining the said breach.  Employee agrees to reimburse Company for all costs and expenses, including reasonable attorneys’ fees, incurred by Company because of any breach of this Agreement.

If Employee, without written consent of the Company, fails to comply with any provision of this Agreement, then Employee’s right to any compensation to which Employee would otherwise be entitled shall terminate, and the Company’s obligations to make any such payments shall immediately cease.   Further, if the Company has already paid the Employee compensation during a period when the Company did not know of the Employee’s breach of this Agreement, the Employee shall immediately return to the Company all such compensation paid to the Employee by the Company during such period.

9.

Notices .  All notices or other communications required or permitted to be given hereunder shall be in writing and may be delivered personally, transmitted by telecopier, sent by a nationally recognized overnight courier, or mailed.  A notice that is mailed is effective on the day after the date of postmark, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient as follows:

If to Company, to:

Guardian Technologies International, Inc.

21351 Ridgetop Circle

Suite 1000

Dulles, Virginia  20166

If to Employee, to

Steven Lancaster

8207 Riding Ridge Place

McLean, Virginia  22102

or at such other address as the intended recipient may have specified in a notice actually delivered to the sender.  Other forms of notice are effective when received by the intended recipient or when the intended recipient refuses delivery (as evidenced by the return receipt or invoice of the delivery service).

10.

Right of Company to Assign .   This Agreement shall be assignable and transferable by the Company to the Company’s transferee, assignee or any successor-in-interest, parent, subsidiary or affiliate of the Company, and shall inure to the benefit of and be binding upon the Employee, the Employee’s heirs and personal representatives, and the Company and its successors and assigns.  Employee agrees to execute all documents necessary to ratify and effectuate such assignment.  This Agreement shall not be assignable by the Employee, but it shall be binding upon his heirs and personal representatives.

11.

Binding Effect If Transferred .  In the event this Agreement is transferred by Company, the term “Company” used herein shall refer to the Company’s transferee or assignee.

12.

Governing Law .  This Agreement shall be subject to and governed by the laws of the Commonwealth of Virginia, irrespective of the fact that the Employee may become a resident of a different state. If any party to this Agreement brings suit against another party for breach of any provision of this Agreement, such matter shall be filed in a court in the Commonwealth of Virginia, and the parties hereby waive any contention that venue or jurisdiction is not proper in said court.

13.

Severability .  If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

14.

Survival .  The provisions of this Agreement shall survive the termination of Employee’s employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

15.

Employment .  Employee agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without cause.

16.

Waiver .  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

17.

Entire Agreement .  The obligations pursuant to Sections 1, 2, 3, 4, 6, 7 and 8 of this Agreement shall apply to any time during which Employee was previously employed, or is in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period.  This Agreement, including the exhibit hereto, contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether oral or written, concerning the subject matter hereof, all of which are merged in this Agreement.  Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

18.

Captions .  The captions or titles of the sections herein have been included for convenience only and shall not be considered as part of this Agreement.

19.

C ounterparts .  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

20.

Effectiveness of Agreement .  This Agreement shall be effective as of the first day of Employee’s employment with the Company, namely May 19 , 2003.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS.  EMPLOYEE HAS COMPLETELY FILLED OUT EXHIBIT 1 TO THIS AGREEMENT.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF , the parties hereto have caused this Agreement to be duly executed effective as of the date and year first written above.

/s/ Steven Lancaster

Steven Lancaster

AGREED TO AND ACCEPTED BY:

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

By:

/s/ Michael W. Trudnak

Michael W. Trudnak , Chairman and Chief Executive Officer

Attachment: Exhibit 1 – Previous Inventions

EXHIBIT 1

PREVIOUS INVENTIONS

TO:

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

FROM:

Steven Lancaster

DATE:

December 10 , 2004

SUBJECT:

Previous Inventions

1.

Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by GUARDIAN TECHNOLOGIES INTERNATIONAL, INC. (the “Company”) that have been made or conceived or first reduced to practice by me jointly or with others prior to my engagement by the Company:

X	No inventions or improvements.
See below.

2.

Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duties of confidentiality with respect to which I owe to the following parties:

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

27209018.133